EXHIBIT 99.1

July 3, 2012

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS PROFITABLE FISCAL 2012

MIDLAND, TX – 07/03/12 – Mexco Energy Corporation (AMEX: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2012.

The Company reported net income of $329,993, or $.16 per diluted share, for fiscal year 2012, an increase of 112%, as compared to $155,696, or $.08 per diluted share, for fiscal 2011.

Operating revenues in fiscal 2012 were $3,240,039, an increase of 2% when compared to 2011 operating revenues of $3,161,858.  This is the result of a 14% increase in oil production and a 19% increase in oil price partially offset by a 14% decrease in natural gas production and a 10% decrease in natural gas price.  The average sales price received was $6.29 per Mcfe compared to $5.60 per Mcfe received in fiscal 2011.  Revenues from oil and gas royalty interests accounted for approximately 36% of the Company’s revenues for fiscal 2012.

The Company’s estimated present value of proved reserves at March 31, 2012 was approximately $25.0 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 – Properties” of the Company’s Form 10-K, an increase of 10% as compared to the same at March 31, 2011.  The Company’s total estimated proved reserves at March 31, 2012 were 8.445 billion cubic feet of natural gas, a decrease of 4% over the prior fiscal year, and 346,000 barrels of oil and natural gas liquids, an increase of 19% over the prior fiscal year.  For fiscal 2012, natural gas constituted approximately 80% of the Company’s total proved reserves and approximately 44% of the Company’s revenues.

Nicholas C. Taylor, Chairman and Chief Executive Officer, stated, “Fiscal 2012 was a productive year for drilling including 54 gross wells (1.55 net wells).  Expenditures for fiscal 2012 amounted to approximately $1,800,000 funded primarily out of cash flow.  Also, in both drilling and acquisitions, Mexco shifted emphasis from natural gas to oil.”  The Company’s debt is currently at $1,475,000, 11% of equity.

The Company owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts to increase oil and natural gas reserves, through acquisitions, exploration and development.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations.  These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2012.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements

For additional information, please contact:
Tammy L. McComic, President and Chief Financial Officer
mexco@sbcglobal.net, 432-682-1119

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2012	2011	2010
Operating revenues:
Oil and gas	$3,223,659	$3,145,247	$3,220,763
Other	16,380	16,611	24,993
Total operating revenues	3,240,039	3,161,858	3,245,756

Operating expenses:
Production	926,215	1,025,932	1,054,224
Accretion of asset retirement obligation	36,251	34,129	31,625
Depreciation, depletion and amortization	996,205	1,047,906	1,113,141
General and administrative	950,690	877,790	870,558
Total operating expenses	2,909,361	2,985,757	3,069,548

Operating profit	330,678	176,101	176,208

Other income (expenses):
Interest income	195	360	478
Interest expense	(28,840)	(36,361)	(33,082)

Net other expense	(28,645)	(36,001)	(32,604)

Earnings before provision for income taxes	302,033	140,100	143,604

Income tax expense (benefit):
Current	-	(25,502)	25,502
Deferred	(27,960)	9,906	(282,737)
	(27,960)	(15,596)	(257,235)

Net income	$329,993	$155,696	$400,839

Earnings per common share:
Basic:	$0.16	$0.08	$0.21
Diluted:	$0.16	$0.08	$0.21

Weighted average common shares outstanding:
Basic:	2,028,014	1,947,605	1,888,070
Diluted:	2,036,241	1,962,656	1,929,588

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$498,681	$179,071
Accounts receivable:
Oil and gas sales	333,191	384,215
Trade	30,404	42,432
Prepaid costs and expenses	16,782	64,479
Total current assets	879,058	670,197

Property and equipment, at cost
Oil and gas properties, using the full cost method	31,840,059	30,426,817
Other	78,520	78,520
	31,918,579	30,505,337

Less accumulated depreciation, depletion and amortization	16,223,267	15,227,063
Property and equipment, net	15,695,312	15,278,274
	$16,574,370	$15,948,471

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$402,098	$199,944

Long-term debt	1,700,000	1,800,000
Asset retirement obligations	613,279	528,911
Deferred income tax liabilities	884,703	912,663

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,099,116 and 2,089,116 shares issued; 2,035,949 and 2,029,949 shares outstanding as of
March 31, 2012 and 2011, respectively	1,049,558	1,044,558
Additional paid-in capital	6,608,350	6,453,226
Retained earnings	5,641,827	5,311,834
Treasury stock, at cost (63,167 and 59,167 shares, respectively)	(325,445)	(302,665)
Total stockholders' equity	12,974,290	12,506,953
	$16,574,370	$15,948,471